Exhibit 99.2

Q&A – Acquisition process of CTG

What is the news?

•	Cegeka announced that it has entered into a definitive agreement to acquire Computer Task Group, Incorporated (CTG).

•	Cegeka and CTG issued a joint press release today announcing the agreement.

•	The press release is available on the website of Cegeka. On our internal communication platform ONE is a page where all information is compiled.

Why weren’t we told about the deal before now?

As CTG is a company with publicly traded shares, by law, news that is considered material must be treated as highly confidential until the Company makes a public announcement. Material news is any news that relates to the Company’s business and, depending on the news, has the potential to move the Company’s share price up or down.

What are terms of the deal?

•	Cegeka will acquire CTG for $10.50 per share in a cash transaction valued at $170 million.

•	After closing, CTG will become a privately held company, and shares of CTG common stock will no longer be listed on any public market.

When is the deal closing?

•	The transaction’s closing is subject to customary conditions, including certain regulatory approvals and the tender of shares representing at least two-thirds of CTG’s outstanding common stock.

•	The transaction is expected to close later in 2023.

•	Until closing, Cegeka and CTG will each continue to operate separately in the ordinary course of business as separate companies.

What can I expect between now and closing?

•	Cegeka and CTG will follow business-as-usual conduct in our respective business and customer engagements between now and closing.

•	Teams from Cegeka and CTG will meet to focus on integration planning and determine how best to work together and where synergies can be leveraged across both organizations.

•	Cegeka is committed to leveraging the best of what CTG brings to the deal while at the same time enhancing the growth trajectory of both organizations.

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Q&A – Acquisition process of CTG •

What is the reason behind the acquisition?

The acquisition of CTG aligns with Cegeka’s strategic vision for growth and expansion in the market. This merger is a logical next step in the continuous growth journey of Cegeka. In CTG, we find a partner that complements our customer and service portfolio and strengthens our capabilities and knowledge. Together we can deliver enhanced value to customers across North America and Europe.

Who is CTG?

CTG, Computer Task Group, is a leading provider of digital transformation solutions and services that accelerate clients’ project momentum and achievement of their desired IT and business outcomes. CTG has earned a reputation as a faster, more reliable, results-driven partner focused on integrating digital technology into all areas of its clients to improve their operations and increase their value proposition.

CTG’s engagement in the digital transformation process drives improved data-driven decision-making, meaningful business performance improvements, new and enhanced customer experiences, and continuous innovation. Founded in 1966, CTG is headquartered in Buffalo, New York. They are successful and growing, led by Belgian CEO Filip Gydé. CTG currently employs over 3.000 IT professionals and has operations in North America, South America, Western Europe, and India. CTG regularly posts news and other important information at www.ctg.com.

How will the acquisition impact our day-to-day operations?

Until closing, Cegeka and CTG will each continue to operate separately in the ordinary course of business as separate companies. The transaction is expected to close later in 2023. The potential acquisition represents a significant step for Cegeka’s growth and development. The acquisition is expected to bring Cegeka to a company, employing over 9.000 people in 18 countries. This transaction will move Cegeka from a leading European IT solutions company to a Global IT integrator.

How will the acquisition affect our organizational structure?

Both organizations demonstrate a robust and effective leadership. Until closing, Cegeka and CTG will each continue to operate as separate companies. Teams from Cegeka and CTG will meet to focus on integration planning and determine how best to work together and where synergies can be leveraged across both organizations.

How will the acquisition impact employees of the Cegeka Group?

Cegeka and CTG will follow business-as-usual conduct in our respective business and customer engagements between now and closing. A joint integration team will thoughtfully consider the best structure for the global organization considering how we best work together, where synergies can be leveraged, and how best to align teams moving forward. As we proceed, we will ensure that our employees’ interests and welfare are well-considered throughout the process.

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Q&A – Acquisition process of CTG •

How will the acquisition impact our customers and client relationships?

Cegeka finds in CTG a partner that complements its customer and service portfolio, as well as strengthening Cegeka’s capabilities and knowledge. Cegeka and CTG together, can deliver enhanced value to customers across North America and Europe. We want to assure our current customers that the ongoing acquisition process of CTG will have no impact on the high-quality service they have come to rely on and expect. Our commitment to delivering excellence remains unchanged, and we are fully dedicated to ensuring that our customers continue to receive the same level of service throughout this transition. Customers who may have questions about this matter, can reach out to us at any time.

How will this acquisition align with Cegeka’s long-term goals?

The potential acquisition of CTG aligns with Cegeka’s strategic vision for growth and expansion in the market. It presents new opportunities and synergies that benefits the services, goals and objectives of our company. In CTG, we find a partner that complements our customer and service portfolio and strengthens our capabilities and knowledge. Together we can deliver enhanced value to customers across North America and Europe.

How long will the acquisition process take?

The transaction’s closing is subject to customary conditions, including certain regulatory approvals and the tender of shares representing at least two-thirds of CTG’s outstanding common stock. The transaction is expected to close later in 2023. Until closing, CTG and Cegeka will each continue to operate separately in the ordinary course of business as separate companies.

How can employees stay updated on the progress of the acquisition?

Regular updates will be shared through official communication channels, such as emails, meetings and the Cegeka information portal on ONE. On the home page of our internal communication platform ONE is a site where all information is compiled.

Which information can we provide our customers and partners?

Please use the holding statement when engaging with our customers and partners. Emphasize this acquisition will not in any way affect our collaborative efforts with them. Our dedication to delivering consistent service and commitment remains as steadfast as ever, ensuring they continue to receive the level of support they’ve come to expect from us.

Does the acquisition have any impact on the European Delivery Center capabilities of Cegeka?

The acquisition will move Cegeka from a leading European IT solutions Company to a Global IT integrator, supported by an expanded Delivery Center with a focus on European and Global Delivery. The addition of CTG will expand Cegeka’s operations into the Americas, add India and Colombia to its existing Delivery Center, allowing us to deliver enhanced value to customers across North America and Europe. By investing in delivering capabilities close to our customers, we reaffirm our commitment to provide top-notch services and foster stronger relationships.

Cegeka nv - Corda 3, Kempische Steenweg 307 -B-3500 Hasselt	WWW.CEGEKA.COM

Q&A – Acquisition process of CTG •

What does this mean for employees? Will anyone lose their job of the deal? Will my reporting structure change? Will my title of job description change?

•	Cegeka and CTG will follow business-as-usual conduct in our respective business and customer engagements between now and closing.

•

A joint integration team will thoughtfully consider the best structure for the global organization considering how we best work together, where synergies can be leveraged, and how best to align teams moving forward.

Cegeka is committed to the following:

•	Doing their utmost to ensure that all employees’ interests and welfare are well-considered.

•	Leveraging the best of what CTG brings to the deal while at the same time enhancing the growth trajectory of both organizations.

•	Communicating any developments that may affect employees transparently and as proactively as possible.

Can employees buy shares of CTG?

All employees affiliated with Cegeka or any of its subsidiaries, regardless of their employment contract, are strictly prohibited from engaging in trading activities involving CTG stock or any other securities.

Why is Cegeka acquiring CTG? Why was Cegeka interested in CTG, specifically?

•

Adding CTG to Cegeka will strengthen the organization’s capabilities and knowledge and enhance the value both organizations can provide to our clients. In CTG, we find a partner that complements our customer and service portfolio.

•

The acquisition of CTG aligns with Cegeka’s strategic vision for global growth and expansion in the North America and European markets. The addition of CTG will expand Cegeka’s operations into the Americas, add India and Colombia to its existing Delivery Center, and broaden its geographic presence in Europe to include France and the United Kingdom.

Will Cegeka acquire the intellectual property owned and developed by CTG, Inc. and CTG Group companies?

Yes. All intellectual property owned by CTG is included in the acquisition, including management and domain expertise, business process capabilities, proprietary methodologies, tools, and software assets.

Cegeka nv - Corda 3, Kempische Steenweg 307 -B-3500 Hasselt	WWW.CEGEKA.COM

Q&A – Acquisition process of CTG •

Should I contact my client contacts to inform them of this news?

A set of customers are proactively approached by our customer facing team. They will use the approved holdings statements in their conversations with our customers.

If a client expresses concern or has questions about this transaction, contact Leadership responsible for the account. Tell the customer that someone will be in contact ASAP.

How and when our key partners (business and technology) be notified?

A set of partners are proactively approached by our team. They will use the approved holdings statements in their conversations with our partners.

How will Cegeka pay for this transaction?

Cegeka has established a financially strong position over the past 30 years, which enables us to a take steps like this acquisition in a well-considered and responsible way, whilst safeguarding our existing operations. To accomplish this transaction, Cegeka is using a combination of available resources and secured commitments from banking institutions. We believe this acquisition puts us in a strong position to remain competitive in the digital tech services and solutions market.

Cegeka was a European company for European customers. Why do you take the decision to become a Global IT player?

Cegeka will keep on staying true to its strategy of serving European customers with strong services and solutions, complying to all necessary regulation. The context in which we operate however is changing:    customers are globalizing, cloudification removes geography boundaries, data is stored across the globe and a world-wide war for talent. In CTG we see a partner that, together with Cegeka, can turn these challenges into opportunities across continents, without abandoning our European focus.

What do I do if an investor, analyst or media member contacts me?

Please direct the inquiry and as much detail as possible to: Investors: Ruben Gofflo, M&A (ruben.gofflo@cegeka.com) Media: Sergio Destino, Marketing (sergio.destino@cegeka.com) Ruben and Sergio will coordinate answers and responses as quickly as possible.

Important Information

The tender offer for all of the outstanding common stock of CTG referred to in this document has not yet commenced. The description contained in this document is neither an offer to purchase nor a solicitation of an offer to sell any securities, nor is it a substitute for the tender offer materials that Cegeka will file with the U.S. Securities and Exchange Commission (the “SEC”). The solicitation and offer to buy the common stock of CTG will only be made pursuant to an offer to purchase and related tender offer materials. At the time the tender offer is commenced, Cegeka will file a tender offer statement on Schedule TO and thereafter CTG will file a solicitation/recommendation statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 WILL CONTAIN IMPORTANT INFORMATION. ANY HOLDERS OF SHARES ARE URGED TO READ THESE DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION THAT HOLDERS

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Q&A – Acquisition process of CTG •

SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. The offer to purchase, the related letter of transmittal and the solicitation/recommendation statement will be made available for free at the SEC’s website at www.sec.gov. Free copies of the offer to purchase, the related letter of transmittal and certain other offering documents will be made available by Cegeka and when available may be obtained by directing a request to the information agent for the tender offer that will be named in the Schedule TO and related offer documents. Copies of the documents filed with the SEC by CTG will be available free of charge on CTG’s internet website at www.ctg.com or by contacting CTG’s Investor Relations Department at (716) 887-7368.

In addition to the offer to purchase, the related letter of transmittal and certain other tender offer documents filed by Cegeka, as well as the solicitation/recommendation statement filed by CTG, CTG will also file periodic and current reports with the SEC. You may read and copy any reports or other information filed by Cegeka or CTG at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. CTG’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Forward-Looking Statements

This document contains statements that constitute “forward looking statements,” including statements that express the opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results, including statements regarding the proposed acquisition of CTG by Cegeka (the “Proposed Acquisition”), in contrast with statements that reflect historical facts. In some cases, you can identify such forward-looking statements by terminology such as “anticipate,” “intend,” “believe,” “estimate,” “plan,” “seek,” “project,” or “expect,” “may,” “will,” “would,” “could,” “potential,” “intend,” or “should,” the negative of these terms or similar expressions. Forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to Cegeka and CTG. However, these forward-looking statements are not a guarantee of performance, and you should not place undue reliance on such statements.

Forward-looking statements are subject to many risks, uncertainties and other variable circumstances, including, but not limited to, the ability of the parties to satisfy the closing conditions for the Proposed Acquisition on a timely basis or at all, including the possibility that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Proposed Acquisition; statements about the expected timetable for completing the Proposed Acquisition; uncertainties as to how many of CTG’s shareholders will tender their shares in the offer; the possibility that competing offers will be made; the occurrence of events that may give rise to a right of one or both of Cegeka and CTG to terminate the merger agreement; negative effects of the announcement of the Proposed Acquisition on the market price of CTG’s common stock and/or on its business, financial condition, results of operations and financial performance (including the ability of CTG to maintain relationships with its customers, suppliers and others with whom it does business); the effects of the Proposed Acquisition (or the announcement thereof) on CTG’s ability to retain and hire qualified professional staff and talent, including technical, sales and management personnel; competition for clients; the increased bargaining power of CTG’s large clients; the occurrence of cyber incidents and CTG’s ability to protect confidential client data; the partial or complete loss of the revenue CTG generates from its largest client, International Business Machines Corporation (IBM); the uncertainty of CTG’s clients’

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Q&A – Acquisition process of CTG •

implementations of cost reduction projects; the mix of work at CTG between IT Solutions and Services and Non-Strategic Technology Services, and the risk of disengaging from Non-Strategic Technology Services; currency exchange risks; risks associated with CTG’s domestic and foreign operations, including uncertainty and business interruptions resulting from political changes and actions in the U.S. and abroad, such as the conflict between Russian and Ukraine and recent developments in China, and volatility in the global credit and financial markets and economy; renegotiations, nullification, or breaches of contracts with clients, vendors, subcontractors or other parties; the impact of current and future laws and government regulations, as well as repeal or modification of such, affecting the IT solutions and services industry, taxes and CTG’s operations in particular; industry, economic, and political conditions, including fluctuations in demand for IT services; and consolidation among CTG’s competitors or clients. Such risks and uncertainties may cause the statements to be inaccurate and readers are cautioned not to place undue reliance on such statements. Many of these risks are outside of the control of Cegeka and CTG and could cause actual results to differ materially. The forward-looking statements included in this document are made only as of the date hereof. Cegeka and CTG do not undertake, and specifically decline, any obligation to update any such statements or to publicly announce the results of any revisions to any such statements to reflect future events or developments, except as required by law.

A further description of risks and uncertainties relating to CTG can be found in CTG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as filed with the SEC, and in other documents filed from time to time with the SEC by CTG and available at www.sec.gov and www.ctg.com.

Cegeka nv - Corda 3, Kempische Steenweg 307 -B-3500 Hasselt	WWW.CEGEKA.COM